UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)

August 3, 2005

CENTER FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

California	000-50050	52-2380548
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

3435 Wilshire Boulevard, Suite 700, Los Angles, California 90010

(Address of Principal Executive Offices) (Zip Code)

(213) 251-2222

(Registrant’s Telephone Number including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 3, 2005, the Company’s Audit Committee concluded that the Company will be required to restate its previously issued financial statements as of and for the years ended December 31, 2004, 2003 and 2002 and certain quarters during those years, and that these financial statements should not be relied upon.

On August 4, 2005, the Company issued a press release regarding the restatements. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

As previously reported, the restatements for the periods mentioned relate to the accounting for the Company’s interest rate swaps, which were acquired in late 2001. These swaps had been accounted for under FAS 133, “Accounting for Derivative Instruments and Hedging Activities,” on a basis known as the “short-cut method.” Management and the Audit Committee have concluded that this accounting treatment was inappropriate. With respect to the income statements for the various periods, the restatements are expected to result in changes to reported income and expense. However, the Company expects that there will be no material effect on either the statements of financial condition or cash flows for any of the periods involved.

The Company’s management and its Audit Committee have discussed with the Company’s independent auditor the matters disclosed in this filing.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	News release dated August 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 9, 2005	CENTER FINANCIAL CORPORATION

	By:	/s/ Patrick Hartman
Patrick Hartman Chief Financial Officer (Principal Accounting Officer, and officer authorized to sign on behalf of registrant)

EXHIBIT INDEX

Exhibit No.	Description
99.1	News release dated August 4, 2005